Exhibit 99.1

Lumos Pharma Announces Sale of Priority Review Voucher
AUSTIN, TX, July 27, 2020 (GLOBE NEWSWIRE) - Lumos Pharma, Inc. (NASDAQ:LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases, today announced that it has entered into a definitive agreement to sell its Priority Review Voucher (PRV) to Merck, known as MSD outside the United States and Canada.
The PRV was granted in conjunction with the approval by the U.S. Food and Drug Administration (FDA) of ERVEBO®, a vaccine developed by the Company’s licensee, Merck, for the prevention of the Zaire Ebola virus disease. Under the terms of the original license agreement Lumos Pharma is entitled to retain 60% of the value of the PRV. Based upon an agreed valuation of $100 million Merck will pay Lumos $60 million. The transaction remains subject to customary closing conditions, including anti-trust review.
“We are pleased to announce the sale of the PRV, which will provide an important source of non-dilutive capital to fund additional investment in our pipeline and the evaluation of other assets for potential acquisitions or partnerships. These efforts will be critical to our growth over the coming year, and we are committed to our strategic priority of becoming leaders in the rare and ultra-rare disease space,” said Rick Hawkins, Chairman, CEO and President. “Additionally, we are looking forward to initiating our Phase 2b trial of our lead candidate LUM-201 in patients with Pediatric Growth Hormone Deficiency, or PGHD, prior to the end of 2020. We believe we have the opportunity to greatly improve the standard of care for patients impacted by this disease. If approved, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure for many years of treatment.”
Jefferies LLC. acted as exclusive financial advisor to Lumos Pharma, Inc. on this transaction.
Financial Guidance Update Related to PRV Sale
The total valuation of the PRV in the transaction was $100 million, Lumos Pharma will receive approximately $60 million which represents the Company’s 60% interest in the total value of the PRV. The $60 million will be received in two non-contingent payments, $34 million in 2020 and $26 million in the first quarter of 2021. The non-dilutive funds from this transaction will provide additional capital to support the expansion of its pipeline through the in-licensing or acquisition of another novel therapeutic candidate for those suffering from rare diseases. These funds are in addition to the Company’s cash position as of March 31, 2020 which was anticipated to be sufficient to support the Company’s current operations through the Phase 2b clinical trial read-out.
About Lumos Pharma
Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding by leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit www.lumos-pharma.com.

Exhibit 99.1

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of Lumos Pharma, Inc. (the “Company”) that involve substantial risks and uncertainties. All statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “forecast,” “projected,” "guidance," "upcoming," "will," "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, the potential of an orally administered treatment regimen for PGHD and other indications, and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes due to a number of important factors, including the effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic and other risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements as discussed in "Risk Factors" and elsewhere in Lumos Pharma’s definitive proxy statement, as amended and filed with the SEC on February 13, 2020, Lumos Pharma’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC. The forward-looking statements in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause their views to change. However, while it may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing either of the Company’s views as of any date subsequent to the date of this press release.

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Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-648-3757
ir@lumos-pharma.com